Exhibit 21.1

SUBSIDIARIES OF RESOLUTE ENERGY CORPORATION

Name of Subsidiary	State of Formation, Organization or Incorporation
Resolute Natural Resources Company, LLC	Delaware
Resolute Natural Resources Southwest, LLC	Delaware